Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: January 22, 2025
For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC. ANNOUNCES CASH DIVIDEND

Catskill, NY – January 22, 2025. Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved a quarterly cash dividend of $0.09 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.36 per share, which is the same rate as the dividend declared during the previous quarter.

The cash dividend for the quarter ended December 31, 2024 will be paid to shareholders of record as of February 14, 2025, and is expected to be paid on February 28, 2025.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company, which owns 54.1% of the Company’s outstanding common shares. The MHC is waiving its receipt of this dividend. The MHC received the nonobjection of the Federal Reserve Bank of Philadelphia to waive its right to receive dividends, aggregating up to $0.48 per share, paid by the Company during the four quarters ending with the quarters that end on December 31, 2024, March 31, 2025, June 30, 2025, and September 30, 2025.

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Greene County Bancorp, Inc. is the direct and indirect holding company for the Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York. Our primary market is the Hudson Valley Region and Capital District Region in New York State. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

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